CROFT FUNDS CORPORATION

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by Croft Funds Corporation (the "Trust") on behalf of the series listed in Exhibit A attached hereto (each a "Fund" and collectively, the "Funds").  A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.

General Description of Classes.  Each class of shares of each Fund shall represent interests in the same portfolio of investments of the respective Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares.  There currently are up to two classes designated: Class R and Class I.

a.

Class R Shares are subject to a maximum 0.25% annual distribution fee.

b.

Class I Shares are not subject an annual distribution fee.

2.

Expense Allocations To Each Class.

a.

In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses").  Class Expenses are charged directly to net assets of the class of the respective Fund to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include:

(i)

expenses incurred in connection with a meeting of shareholders;

(ii)

litigation expenses;

(iii)

printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)

expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)

transfer agent fees and shareholder servicing expenses; and

(vi)

such other expenses incurred by or attributable to a specific class.

b.

All other expenses of the respective Fund are allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.

Class Designation.  Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

4.

Additional Information.  This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares of each Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.  The Prospectus contains additional information about each class and the respective Fund’s multiple class structure.

5.

Effective Date.  This Plan is effective with respect to each Fund upon commencement of the Fund’s operations, provided that this Plan shall not become effective with respect to a Fund or a class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).  This Plan may be terminated or amended at any time with respect to a Fund or a class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

Exhibit A

CROFT FUNDS CORPORATION

MULTIPLE CLASS PLAN

The Plan has been adopted with respect to the following Fund:

Fund	Effective Date
Croft Value Fund	April 5, 2012

Amended as of: April 5, 2012